UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 31, 2006

CRM Holdings, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

6331	Not Applicable

(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2062, Hamilton HM HX, Bermuda

(Address of Principal Executive Offices)	(Zip Code)

(441) 295-6689

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of a Material Definitive Agreement.

On December 31, 2006, the Workers’ Compensation and Employer’s Liability Proportional Reinsurance Agreement, effective December 1, 2005 (“the Agreement”), between Twin Bridges, Ltd. (“Twin Bridges”), a wholly-owned subsidiary of CRM Holdings, Ltd. (“the Company”), and New York Marine and General Insurance Company (NY Marine & General”) was terminated.  Apart from the Agreement, there were no other material relationships between the Company, Twin Bridges and NY Marine & General.

Pursuant to the Agreement, Twin Bridges reinsured 70% of the excess coverage provided by NY Marine & General to certain of the self-insured groups managed by the Company in exchange for 70% of the premiums paid to NY Marine & General by the groups.  NY Marine & General offered full statutory excess coverage for losses and loss adjustment expenses in excess of $500,000 per occurrence retained by the groups. NY Marine & General sought reinsurance from other insurers to cover 100% of losses and loss adjustment expenses in excess of $5,000,000 per occurrence up to $50,000,000 per occurrence, as well as reinsurance of losses and loss adjustment expenses in excess of $3,000,000 per occurrence up to a per occurrence limit of $5,000,000, subject to an annual aggregate deductible of $3,000,000. NY Marine & General and Twin Bridges would share proportionately the layer in excess of $50,000,000 million to statutory limits. The excess reinsurance secured by NY Marine & General inured to the benefit of Twin Bridges proportionately to its 70% quota share participation. For this, Twin Bridges paid a premium of approximately 11% of the gross premiums it assumed from NY Marine & General. Twin Bridges would also allow NY Marine & General a ceding commission, which was estimated to be 23.5%, of the assumed premiums to cover its acquisition, general and administrative expenses, and pay additional amounts to cover U.S. federal excise tax and certain other costs, which was estimated to be 3.45% of the assumed premiums.  The Agreement also provided that NY Marine & General offer frequency coverage to the groups of $2 million. The frequency coverage provides for attachment points at various levels determined by the groups’ funded premiums. NY Marine & General offered this expanded coverage to our groups upon renewal of their excess coverage policies. Twin Bridges also reinsured a portion of the frequency coverage under the quota share arrangement assuming 70% of the risk provided by this coverage.  The Agreement also provided for Twin Bridges to assume 100% (rather than 70%), of direct losses if the net loss ratio after reinsurance recoveries exceeds 70% but are less than 90%.

The termination provisions of the Agreement provide that the Agreement will now operate on a run-off basis.  Accordingly, Twin Bridges will continue to reinsure on the coverage provided by NY Marine & General to 6 of the Company’s 14 self-insured groups until the respective renewal dates of such policies, the last of which occurs on August 1, 2007.  In addition, Twin Bridges is obligated to pay its pro rata share of any claims made under the excess coverage policies reinsured by Twin Bridges pursuant to the terms of the Agreement.

Twin Bridges had previously issued a provisional notice of cancellation of the Agreement to NY Marine & General in accordance with the notification provisions of the Agreement. NY Marine & General, in turn, had issued a provisional notice of cancellation to Twin Bridges. Under the provisional notice, if Agreement was not extended by the mutual agreement of Twin Bridges and NY Marine & General, it automatically terminated on December 31, 2006.  The Company does not believe that it will incur any material early termination penalties under the Agreement.

Instead, the Company is using its recently acquired wholly-owned subsidiary, Majestic Insurance Company, in the capacity of an admitted U.S. insurance carrier in California and New York to provide excess coverage and frequency coverage to certain of the self-insured groups managed by the Company whose policies have renewed to date and plans to do the same as certain other groups’ policies renew.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRM Holdings, Ltd.
(Registrant)

January 4, 2007
/s/ Daniel G. Hickey, Jr.

Daniel G. Hickey, Jr.
Chief Executive Officer